Vicor Corporation Announces Delay in Filing Form 10-Q, Receives Decision From Nasdaq

ANDOVER, MA -- 11/08/2007 -- Vicor Corporation (NASDAQ: VICR) today announced that it will require an extension of time to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

During Q2 2007, the Company made an additional investment of $1 million in a related party and agreed to a further investment of $1 million if certain conditions are met. The additional investment made in Q2 2007 requires the Company to account for the investment in the related party under the equity method of accounting and to retroactively restate its previously issued consolidated financial statements to reflect the equity method of accounting in prior periods. Certain financial information for the years ended December 31, 2003, 2004, 2005 and 2006 for the related party has been recently received, but the Company needs to complete its review of this information in order to record the appropriate adjustments for the equity method of accounting in order to file the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 timely. In addition, the Company is performing additional valuation analyses to determine if any further adjustment in its investment is required due to other than temporary declines in value.

In addition, on November 2, 2007, the Nasdaq Listing Qualifications Panel of The NASDAQ Stock Market LLC ("NASDAQ") issued its decision to give the Company until January 31, 2008 to file its past due Form 10-Q for the quarter ended June 30, 2007 and regain compliance with NASDAQ's listing requirements. The Company had previously announced on August 17, 2007 that it had requested a hearing before the Nasdaq Listing Qualifications Panel in connection with this matter. The Company's shares will continue to be listed on the NASDAQ during this period.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those projected or anticipated. These risks and uncertainties include the preliminary nature of the financial information contained in the press release, statements relating to the status of the preparation of financial statements, the impact of any additional write-downs in the value of assets, the effects of equity accounting with respect to certain affiliates, the continued listing of the Company's shares on the NASDAQ, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439